Exhibit 10.25

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made the __2nd____ day of March, 2022,

BETWEEN:

BRIACELL THERAPEUTICS CORP

(the “Company”)

-and-

GADI LEVIN

(the “Executive”)

WHEREAS the Executive is currently a contractor of the Company as its Chief Financial Officer (“CFO”) and has been since February 1, 2016 (the “Hire Date”);

AND WHEREAS the Company and the Executive wish to enter into this Agreement to formalize the terms reached between them governing the Executive’s continued employment with the Company from and after January 1, 2022 (the “Effective Date”) and which will supersede and replace all prior agreements between the Executive and the Company with respect to the Executive’s employment;

NOW THEREFORE in consideration of the covenants in this Agreement and for other consideration, including an enhanced annual base salary, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

Article I
EMPLOYMENT

1.01       Position

The Company will continue to employ the Executive in the position of CFO of the Company.

1.02       Duties

The Executive will continue to report to the Company’s Chief Executive Officer (“CEO”) or such other officers as may be determined from time to time by the Company, and will have the duties and responsibilities commensurate with the position of CFO of a comparable corporation. The Executive will perform additional duties, consistent with the position, as requested by the CEO or designate from time to time, without additional compensation. The Executive acknowledges that the nature of the Executive’s position and duties will require frequent travel and performance of work at irregular times, acting reasonably.

1.03       Effective Date

The terms of this Agreement will take effect on the Effective Date and will continue until terminated hereunder. Notwithstanding the foregoing, the Company will recognize the Executive’s prior service with the Company, which commenced on the Hire Date, for all purposes.

Article II

ASSIGNMENT

2.01       Director and Officer

If requested by the Company, the Executive will agree to serve as a Director and/or Officer of the Company or its subsidiaries and affiliates, without additional compensation.

Article III
REMUNERATION

3.01       Base Salary

Upon the Effective Date and conditional on the Executive signing this Agreement, the Executive’s annual base salary will increase to USD$200,000.00 (the “Base Salary”) (gross), to be pro-rated for any partial year of employment. The Executive’s Base Salary will be paid in arrears in approximately equal monthly instalments in accordance with the Company’s payroll practices, and by the 9th day of the following month, based on the currency rates at each payment date.

3.02       Discretionary Bonus

(a)       The Executive shall be eligible to earn up to (i) 30% of the Executive’s Base Salary and (ii) $100,000 (gross) in Company stock options (vesting equally over a four year period) per calendar year based on achieving corporate and personal objectives as approved by the Board and in accordance with the terms of the applicable bonus plan, as may be amended. Within 60 days after the Effective Date, the Company and the Executive shall mutually agree upon the objectives that the Company and the Executive shall need to meet to earn the discretionary bonus, or percentage thereof. Thereafter, annual objectives that the Company and the Executive shall need to meet for the Executive to be eligible to earn a discretionary bonus will be mutually agreed upon, in writing, within 60 days of the start of each calendar year. The Company shall pay the bonus, if any, on an annual basis, within 60 days after Board approval, subject to the conditions in Section 3.02(b) below.

(b)       The Executive acknowledges that (i) the terms and criterion of the discretionary bonus may change each calendar year at the discretion of the Company, (ii) the Executive has no expectation that in any calendar year that there will be a discretionary bonus, (iii) the amount of the discretionary bonus, if any, that the Executive may be awarded may change from calendar year to calendar year, (iv) any discretionary bonus paid to the Executive does not form part of the Executive’s regular wages, unless minimally required otherwise by the applicable employment standards legislation. For greater certainty and except as minimally required otherwise by the applicable employment standards legislation, “actively employed” excludes any period subsequent to the date that is the earlier of:

(i)        if the Executive resigns from employment, the effective date of resignation specified in the written notice of resignation from the Executive; and

(ii)       if the Executive’s employment is terminated by the Company, the date the minimum statutory notice of termination period, if any, prescribed by the applicable employment standards legislation ends.

For certainty, the Executive shall have no entitlement to a bonus or damages in lieu thereof in respect of any period that extends beyond the minimum statutory notice of termination period, if any, prescribed by the applicable employment standards legislation, including any additional period during which the Executive is, or will be, in receipt of compensation, damages or other entitlements in lieu of notice of termination, whether under contract or common law.

3.03       Options

Within 60 days following the Effective Date, the Executive will be granted 20,000 options in accordance with the terms of Briacell Therapeutics Corp. stock option plan (the “Plan”) or a sub plan as may be implemented by the Company. Such options will also be subject to the terms of an option agreement between the Executive and Briacell Therapeutics Corp., or the Company as the case may be, in accordance with the terms of the Plan, which will include terms limiting the Executive’s entitlements to such options following the cessation of the Executive’s employment. By signing below, the Executive acknowledges that the Executive has carefully reviewed the terms of the Plan and understands and agrees to same, including the termination provisions at Section 9 of the Plan.

3.04       Benefits

The Executive will continue to be eligible to participate in the Company’s benefit plans generally made available to its employees, in accordance with the terms of such plans. If the Company adopts any new benefit plans of general application, or if any such plans are modified or eliminated, the Executive will participate on a basis equivalent to other executive-level employees of the Company. All plans are governed by their respective terms, as may be amended from time to time.

3.05       Vacation

The Executive will be eligible for 4 weeks’ vacation with pay per calendar year, to be taken at a time or times mutually agreeable to the Executive and the Company, taking into account the Company’s operational needs. Vacation in the last calendar year of employment will be pro-rated based on the period of time actually worked by the Executive for the Company in that calendar year. The Executive must take vacation time in the calendar year it is earned. Any vacation time in excess of the statutory minimum amount prescribed by the applicable employment standards legislation not taken in the calendar year in which it is earned cannot be carried over to subsequent calendar years and will be forfeited at calendar year-end without any further notice or pay or damages in lieu of notice. At cessation of employment, the Executive hereby acknowledges and agrees that vacation time taken by the Executive but not yet earned will be considered an advance and/or overpayment and, subject to the applicable employment standards legislation, will be deducted by the Company from the Executive’s final pay. If the amount owing is greater than the Executive’s final pay, or not deductible in full or in part under the applicable employment standards legislation, the Executive agrees to pay to the Company any outstanding amounts not covered by the Executive’s final pay within thirty (30) calendar days after the Executive’s last day of employment.

3.06       Sick Leave

The Executive shall be entitled to sick leave, according to the provisions of the Sick Pay Law, 1976, subject to presentation of a medical certificate and provided the Employee did not receive sick pay from the National Insurance Institute and/or any other party. Accrued sick leave days are not redeemable, and the Executive will not be entitled to any kind of payment for unused sick days.

3.07       Convalescence

The Executive will be entitled to convalescence pay according to applicable law.

3.08       Travel expenses

The Executive will be working from home. Therefore, the Executive shall not be entitled to reimbursement of travel expenses.

3.09       Pension and Severance Scheme

The Executive will be insured in a pension scheme of his choice (the “Pension Scheme”).

Contributions to the Pension Scheme shall be based on the Executive’s Salary, as and shall not include any other benefits and/or additional compensation. In the event the Executive chooses to insure his Salary in more than one pension program, in any event, the insured salary in all such programs shall not exceed the Employee’s Salary.

Should the Executive choose to insure his Salary, fully or partially, in a pension fund, the Company will contribute to such fund an amount equal to 14.83% of the part of the Salary insured in the pension fund: 8.33% for severance payments and 6.5% for pension components.

Should the Executive choose to insure his Salary, fully or partially, in a managers’ insurance policy, the Company will contribute to such policy an amount equal to 14.83% of the part of the Salary insured in the managers’ insurance policy: 8.33% for severance payments and 6.5% for both pension component and disability insurance, to cover 75% of the salary insured in the managers’ insurance policy, subject to the pension component being no less than 5%. In the event that the cost of the disability insurance is higher than 1.5%, the Company will bear such costs, subject to the pension component together with a disability component not exceeding a maximum cost of 7.5%.

In addition, the Company will deduct from the Executive’s Salary an amount equal to 6% of his Salary, to be contributed to the Pension Scheme, and the Executive hereby approves said deduction.

The Company’s contribution to the Pension Scheme for severance in the amount of 8.33% of the Salary shall be in lieu of 100% of severance pay with respect to the Salary.

The Company and the Executive will abide by the terms and conditions detailed in the General Approval of the Minister of Labor regarding payments by Companies to a pension fund and insurance fund in lieu of severance pay, in accordance with section 14 of the Severance Pay Law 5723-1963 (the “General Permit”), attached as Appendix A to this Agreement, as updated from time to time. These terms and conditions bind the parties to this agreement. For the avoidance of doubt, it is hereby clarified that the above conditions do not derogate from the rights and/or benefits granted to the Executive in accordance with this Agreement.

The Company will waive all rights to the sums it has contributed the Scheme, unless the Executive’s right to severance pay has been revoked by a judgment by virtue of Section 16 or 17 of the Severance Pay Law, 1963, and to the extent so revoked and/or the Executive has withdrawn money from the Pension Fund or Insurance Fund other than by reason of an Entitling Event; in such regard “Entitling Event” means death, disability or retirement.

3.10       Study Fund

The Executive will be entitled to contributions to a study fund of his choice (the “Study Fund”). The Company will make monthly contributions to the Study Fund of 7.5% of the Salary, but in any case contributions will not exceed the maximum amount exempt from income tax for such payments. The Executive will contribute a monthly payment of 2.5% of the Salary to the Study Fund by means of withholding from the Executive’s Salary.

3.11       Expenses

Consistent with its corporate policies as established from time to time, the Company will continue to reimburse the Executive for all expenses the Executive reasonably and properly incurs in connection with the performance of the Executive’s duties, upon providing the Company with proper written vouchers or receipts. Any expense anticipated to be in excess of USD$1,000 must be pre-approved by the CEO in writing.

Article IV
COVENANTS OF THE EXECUTIVE

4.01       Time and Attention

During the Executive’s employment, the Executive shall continue to devote the Executive’s 60% of his time and attention exclusively to the business of the Company and shall well and faithfully serve the Company and shall use the Executive’s best efforts to promote the interests of the Company. The Executive shall not, without the CEO’s prior written approval (which approval may be unreasonably withheld), accept any other employment or contract for work, or serve as a director, consultant or partner of any business or other enterprise, other than the Company, except in the capacity as “passive” investor and only so long as such investment does not require any active involvement or otherwise affect the conduct of the Executive’s duties hereunder.

4.02       Duties and Responsibilities

The Executive shall continue to duly and diligently perform all the Executive’s duties and shall truly and faithfully account for and deliver to the Company all money, securities and things of value belonging to the Company which the Executive may from time to time receive for, from or on account of the Company, including any Confidential Information (or otherwise) as defined below.

4.03       Rules and Regulations

The Executive shall continue to faithfully abide by all applicable laws and all rules and regulations of the Company from time to time in force which are brought to the Executive’s notice or of which the Executive should reasonably be aware.

4.04       Conflict of Interest

The Executive shall continue to refrain from any situation in which the Executive’s personal interests conflict, or may appear to conflict, with the Executive’s duties with the Company.

Article V
RESTRICTIVE COVENANTS

5.01       Confidential Information

(a)       In this Agreement, “Confidential Information” means any confidential information concerning the business and affairs of the Company or of its affiliates and subsidiaries and their respective directors, officers, employees, agents, partners and suppliers. Confidential Information will not include: (i) the general skills and experience gained by the Executive during the Executive’s employment with the Company that the Executive could reasonably have been expected to acquire in similar employment with other companies; (ii) information publicly known or received by the Executive from a third party unrelated to the Company without a breach of an obligation of confidentiality; (iii) information the disclosure of which is required to be made by any law or court, provided that before disclosure is made, notice of the requirement is given to the Company by the Executive where it is within the Executive’s control to provide such notice, and to the extent possible in the circumstances, the Company is afforded an opportunity to dispute the requirement; and (iv) information the disclosure of which is permitted pursuant to any applicable regulatory whistleblowing legislation.

(b)       The Executive acknowledges that, by reason of the Executive’s employment with the Company, the Executive has had and will continue to have access to Confidential Information. The Executive agrees that, during and after the Executive’s employment with the Company, the Executive shall not disclose to any person, except in the proper course of the Executive’s employment with the Company, or use for the Executive’s own purposes or for any purposes other than those of the Company, any Confidential Information acquired, created or contributed to by the Executive.

5.02       Intellectual Property

(a)       In this Agreement, “Intellectual Property” means any domestic and foreign:

(i) patents, inventions, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions, developments, trade secrets, know-how, methods, processes, designs, technology, technical data, schematics, formulae and client lists, and documentation relating to any of the foregoing; (iii) works of authorship, copyrights, copyright registrations and applications for copyright registration; (iv) designs, design registrations, design registration applications and integrated circuit topographies; (v) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vi) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs; and (vii) any other intellectual property and industrial property and moral rights, title and interest therein, anywhere in the world and whether registered or unregistered or protected or protectable under intellectual property laws, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is in the employ of the Company, including the copyright thereon.

(b)       The Executive hereby irrevocably and unconditionally assigns and shall assign all Intellectual Property to the Company and agrees that the Company shall own all right, title and interest in all Intellectual Property.

 (c)       The Executive hereby irrevocably and unconditionally waives all moral rights arising under the Copyright Act (Canada) as amended (or any successor legislation of similar effect), or similar legislation in any applicable jurisdiction, or at common law or otherwise, that the Executive may have now or in the future with respect to Intellectual Property, including any right the Executive may have to have the Executive’s name associated with the Intellectual Property or to have the Executive’s name not associated with the Intellectual Property, any right the Executive may have to prevent the alteration, translation or destruction of the Intellectual Property, and any rights the Executive may have to control the use of the Intellectual Property in association with any product, service, cause or institution. The Executive agrees that this waiver may be invoked by the Company, and by any of its authorized agents or assignees, in respect of any or all of the Intellectual Property.

(d)       The Executive will not be eligible to a Service Invention, as its meaning in the Israeli Patents Law, 1967 (the “Patents Law”), and such will not be the Executive’s property and the provisions of Article 132 (b) of the Patents Law will not apply to the Executive and to the Company, in such a manner that even if the Executive shall dispatch a notification to the Company regarding the Service Invention and even if the Company does not respond within six (6) months – the Company will not be considered, under any circumstances, as having waived the rights to such invention. Without derogating from the generality of the above stated, the Executive hereby explicitly waive any right, claim, or demand related to the eligibility for any payment, compensation or royalties related to any Intellectual Property, including with respect of any claim for consideration regarding Service Invention, under Article 134 of the Patents Law. The Executive hereby declares that his Salary, and all the rest of the accompanying terms of his employment paid and/or granted to him by the Company, constitute the full and final consideration for any intellectual property that he is likely to develop and/or compose and/or achieve by any other means as stated above in this undertaking.

(e)       The Executive further agrees to, promptly, at the request of the Company, take all steps and sign all assignments and other documents as the Company may reasonably require or consider helpful to effect the assignment and transfer of the Intellectual Property and to protect, obtain or maintain any patents, copyrights, trade-marks or other proprietary rights in the Intellectual Property.

5.03       Non-Solicitation of Employees and Contractors

(a)       The Executive shall not, in any manner whatsoever, without the Company’s prior written consent (with the Executive recusing himself in all respects from such consent or influencing such consent), at any time during the Executive’s employment and for twelve (12) months immediately thereafter, directly or indirectly:

(i)       induce or endeavour to induce any employee or contractor of the Company to terminate his, her or its engagement with the Company, whether or not such employee or contractor would breach his, her or its contract (written or otherwise) with the Company by doing so; or

(ii)       employ or engage or attempt to employ or engage or assist any person to employ or engage any employee or contractor of the Company.

(b)       Any job postings or recruitment campaigns of general or mass application will not be considered a breach of Section 5.04 provided that such job postings or recruitment campaigns are not targeted specifically towards employees or contractors of the Company and so long as an employee or contractor of the Company is not hired as a result thereof.

5.04       Non-Solicitation of Partners

(a)       The Executive shall not, in any manner whatsoever, without the Company’s prior written consent (with the Executive recusing himself in all respects from such consent or influencing such consent), at any time during the Executive’s employment and for twelve (12) months immediately thereafter, directly or indirectly, canvass or solicit any Partner for the purpose of either encouraging or enticing the Partner to discontinue or alter in an adverse manner such Partner’s relationship with the Company or to enter into a business relationship with any person for any reason competitive with the Company.

(b)       For the purposes of this Agreement, “Partner” means any person with whom the Company established or had, in the twelve (12) month period prior to the cessation of the Executive’s employment with the Company, a partnership to evaluate, research, market or sell any treatment, combination, product or service tested, supplied, sold, licensed or distributed by the Company, provided the Executive was involved in, or had knowledge of, such partnership.

5.05       Non-Interference

During the Executive’s employment and for twelve (12) months immediately thereafter, the Executive shall not, without the Company’s prior written consent (with the Executive recusing himself in all respects from such consent or influencing such consent), directly or indirectly, interfere with any projects which, with the Executive’s knowledge, the Company had undertaken or as evidenced by a written document were about to be undertaken at the effective date of cessation of the Executive’s employment.

5.06       Non-Disparagement

During and after the Executive’s employment with the Company, the Executive shall not comment in any adverse fashion on the Company, its subsidiaries or affiliates, or their directors, officers, agents, shareholders or employees, unless permitted to do so in accordance with any applicable regulatory whistleblowing legislation or required to do so by law or court order.

5.07       Acknowledgements

(a)       The Executive acknowledges and agrees that:

(i)       the Company’s business is carried on in North America, and that the Company is interested in and solicits or canvasses opportunities throughout North America;

(ii)       the Executive is integral to strategy and planning, which includes exploration regarding corporate opportunities in other countries, beyond those listed above;

(iii)       the Company’s reputation in the industry and its relationships with its Partners is the result of hard work, diligence and perseverance on behalf of the Company over an extended period of time;

(iv)       the nature of the Company’s business is such that the on-going relationship between the Company and its Partners is material and has a significant effect on the ability of the Company to continue to obtain business from its Partners for both long term and new contracts;

(v)       in light of the foregoing, the restrictions in this Article V are reasonable and valid and the Executive waives all defences to the strict enforcement thereof; and

(vi)       any breach of the covenants in this Article V by the Executive will result in material and irreparable harm to the Company, although it may be difficult for the Company to establish the monetary value flowing from such harm. The Executive therefore further acknowledges and agrees that the Company, in addition to being entitled to the monetary damages which flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach by the Executive of the covenants in this Article V.

Article VI
TERMINATION OF EMPLOYMENT

6.01       Termination on the Death of the Executive

The Executive’s employment will terminate automatically upon the Executive’s death, following which the Company will pay to the Executive’s estate: (a) all the Executive’s regular wages and vacation pay accrued and owing up to and including the date of death; (b) all eligible expenses that have been incurred by the Executive and remain owing as of the date of death; and (c) any other minimum statutory entitlement that may be owing to the Executive under the applicable employment standards legislation, without duplication.

6.02       Termination by the Company for Cause

The Company may terminate the Executive’s employment for Cause (as defined below) at any time without working notice or any payment in lieu of notice period on the following terms.

For the purpose of this Employment Agreement, “Cause” shall mean: (i) the Executive’s breach of trust or a fiduciary duty, fraud, any act that constitutes or involves a conflict of interest between the Executive and the Company, and any breach by the Executive of the provisions set forth in Article V attached hereto; (ii) any willful misconduct, willful failure to perform any of the Executive’s duties hereunder, any violation of the Company’s policies or procedures, as may be in effect from time to time, and any other breach of this Employment Agreement, which, if capable of cure, was not cured within seven (7) days of written notice by the Company with respect thereto; (iii) the Executive deliberately or recklessly causing harm to the Company’s business, affairs or reputation; (iv) admission, indictment or conviction of, or entry of any plea of guilty or nolo contendere by, the Executive for any felony or other criminal act involving moral turpitude; (v) any other circumstances constituting basis for termination without prior written notice and/or severance payment under applicable law.

(a)       if the Executive is terminated for any reason that provides the Company with the right to terminate the Executive’s employment without notice under the Israeli Prior Notice Law, 2001 or for Cause , without any working notice, pay in lieu of working notice, severance pay, or any other entitlement either by way of anticipated earnings or damages of any kind, except for: (i) the Executive’s regular wages and vacation pay accrued and owing as of the effective termination; (ii) reimbursement for all eligible expenses that have been incurred by the Executive but remaining owing as of the effective termination date, upon the Executive’s provision of appropriate vouchers and receipts; and (iii) any other minimum statutory entitlement that may be owing to the Executive under the applicable employment standards legislation, without duplication; or

6.03       Termination by the Company without Cause

(a)       The Company may terminate the Executive’s employment at any time without cause upon providing the Executive with only:

(i)       the greater of:

(A)       six (6) months’ working notice or payment of the Executive’s then Base Salary in lieu of working notice (or a combination of both, in the Company’s discretion); and

(B)       the minimum amount of working notice or payment of the Executive’s regular wages in lieu of working notice (or a combination of both, at the Company’s discretion) prescribed by the applicable employment standards legislation, plus statutory severance pay, if any, prescribed by the applicable employment standards legislation;

(ii)       the parties agree that in the case of Section 6.03(a)(i), the Company will have the discretion to determine whether to provide working notice or payments in lieu of working notice, or a combination of both. To the extent any payments in lieu are provided, the Company will also have the discretion to determine whether to provide them as a lump-sum or in installments on the Company’s regular payroll dates, or a combination of both;

(iii)       if applicable, to the extent working notice is provided under Section 6.03 (a)(i)(A), any minimum statutory severance pay as prescribed by the applicable employment standards legislation at the end of such working notice period in order for the Company to be compliant with the minimum requirements of the applicable employment standards legislation;

(iv)       the benefit plan contributions necessary to maintain the Executive’s participation for the minimum statutory notice period prescribed by the applicable employment standards legislation in all benefit plans provided to the Executive by the Company immediately before the termination of the Executive’s employment. The Executive agrees that the Company may deduct from any payment hereunder the Executive’s contributions to the benefit plans which were regularly made during the term of this Agreement and the Executive’s employment in accordance with the such benefit plans;

(v)       all regular wages accrued and owing up to and including the effective termination date;

(vi)       all outstanding vacation pay (including any vacation pay that accrues over the minimum statutory notice period prescribed by the applicable employment standards legislation);

(vii)       reimbursement for all eligible expenses that have been incurred by the Executive and remain owing as of the effective termination date upon the Executive’s provision of appropriate vouchers and receipts;

(viii)       any other minimum statutory entitlement that may be owing to the Executive under the applicable employment standards legislation, without duplication.

6.04       Resignation following a Change of Control

(a)       If within six (6) months following a Change of Control (as defined below), the Executive’s employment is terminated by the Company without cause, the Company will provide the Executive with only the following in lieu of entitlements under Section 6.03 above:

(i)       an amount equivalent to eighteen (18) months of the Executive’s then Base Salary, to be paid as a lump-sum or via salary continuation (or a combination of both) in the Company’s discretion; and

(ii)       the other payments and entitlements set out in Section 6.03(a) (iv), (v), (vi),(vii) and (viii).

(b)       For purposes of this Section 6.04, the following terms are defined as:

(i)       “Change of Control” means any of the following:

(A)       any change in ownership, direct or indirect, of shares of the Company and/or securities (“Convertible Securities”) convertible into, exchangeable for or representing the right to acquire shares of the Company, as a result of or following which an Acquiror (as defined below) beneficially owns, directly or indirectly, or exercises control or direction over, shares of the Company and/or Convertible Securities such that, assuming only the conversion, exchange or exercise of Convertible Securities beneficially owned by the Acquiror, the Acquiror would beneficially own, directly or indirectly, or exercise control or direction over, shares of the Company that would entitle the holders thereof to cause more than 50% of the votes attaching to all shares of the Company that may be cast to elect directors of the Company;

(B)       the acquisition by an Acquiror of all or substantially all of the assets of the Company;

(C)       where the members of the Board of Directors immediately prior to any twelve (12) month period do not constitute a majority of the directors, trustees or other governing body of the company, corporation, trust or other entity at the end of that same twelve (12) month period; or

(D)       a merger of the Company with or into one or more other companies, corporations, trusts or other entities (other than subsidiaries of, or trusts or other entities controlled by the Company):

(1)       where the members of the Board of the Company immediately prior to the consummation of the merger do not constitute a majority of the directors, trustees or other governing body of the company, corporation, trust or other entity surviving or continuing from the merger;

(2)       that results in the security holders of the parties to the merger other than the Company owning, directly or indirectly, securities of the company, corporation, trust or other entity surviving or continuing from the merger that entitle the holders thereof to cast more than 50% of the votes attaching to all securities of the surviving or continuing company, corporation, trust or other entity that may be case to elect its directors, trustees or other governing body; or

(3)       that has been designated by resolution of the directors of the Company as a Change of Control prior to the consummation of the mergers.

(ii)       “Acquiror” means:

(A)       a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of Ontario’s Securities Act, as may be amended from time to time including any successor legislation, with any such person, group of persons or persons acting jointly or in concert; and

(B)       the expressions “change in ownership”, “acquisition” and “merger” include, as the context may require, a transaction or series of transactions by way of takeover bid, purchase, exchange, lease, statutory amalgamation, statutory merger, reorganization, consolidation, statutory arrangement, recapitalization, liquidation or other business combination.

6.05       Voluntary Resignation

If the Executive wishes to voluntarily resign, the Executive shall provide 8 weeks’ notice in writing to the Company. The Company may waive such notice in whole or in part and assign transitional duties or require the Executive to work at home or another location (acting reasonably) by paying the Executive’s regular wages and vacation pay and continuing the Executive’s group benefits coverage to the effective date of resignation. The Executive agrees that the Company may deduct from any payments hereunder the Executive’s benefit plan contributions which were regularly made during the term of this Agreement and the Executive’s employment in accordance with the benefit plans’ terms. The Executive also agrees that the Company’s wavier or reassignment of duties and/or location will not constitute a termination of the Executive’s employment by the Company or a constructive dismissal at common law.

6.06       Effect of Cessation of Employment

The Executive agrees that, upon cessation of the Executive’s employment, the Executive will be deemed to have immediately resigned any position that the Executive may have as an officer or director of the Company together with any other office, position or directorship which the Executive may hold in any of the Company’s subsidiaries and affiliates. In such event, the Executive shall, at the request of the Company, promptly sign all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments or damages in respect of these resignations in addition to those provided for herein.

6.07       Treatment of Equity Incentives on Termination

Upon the cessation the Executive’s employment with the Company for any reason and except as stated otherwise in this Agreement, any equity incentives held by the Executive will be dealt with in accordance with the terms and conditions of the applicable plan or program documents then in effect and the applicable grant agreements, which will include terms limiting the Executive’s entitlements following the cessation of the Executive’s employment.

6.08       Release

The Executive acknowledges and agrees that the entitlements that are provided under this Article VI are reasonable and will be in full satisfaction of all terms of the cessation of the Executive’s employment, including any entitlement to statutory termination pay and statutory severance pay under the applicable employment standards legislation, and the Executive will have no other entitlement (including to anticipated earnings or damages of any kind), whether under statute, contract, common law or otherwise. As a condition precedent to receiving any entitlement under this Article VI that exceeds the Executive’s minimum statutory entitlements under the applicable employment standards legislation, the Executive agrees to deliver to the Company before any receipt of such entitlement, a fully executed full and final release from all actions or claims (save any action or claim that cannot be released by operation of statute) in favour of the Company, its affiliates, subsidiaries, and its and their directors, officers, employees, shareholders and agents, in a form reasonably satisfactory to the Company and within the timelines specified by the Company.

6.09       Return of Property

Upon the cessation of the Executive’s employment, or earlier if requested by the Company, and as a condition of the Company providing the Executive with any entitlements required under this Article VI that exceed the Executive’s minimum statutory entitlements as prescribed by the applicable employment standards legislation, the Executive shall promptly deliver or caused to be delivered to the Company all documents, effects, money, Confidential Information or other property belonging to the Company or for which the Company is liable to others, which are in the possession, charge, control or custody of the Executive.

Article VII
CONTRACT PROVISIONS

7.01       No Breach of Obligations to Others

The Executive represents to the Company that in carrying out the Executive’s duties for the Company, the Executive shall not disclose to the Company any confidential information of any third party. The Executive also represents to the Company that the Executive has not brought to the Company, nor shall the Executive use in the performance of the Executive’s duties with the Company, any confidential materials or property of any third party. The Executive also represents that the Executive is not a party to any agreement with or under any legal obligation to any third party that conflicts with any of the Executive’s obligations to the Company under this Agreement.

7.02       Survival

Upon cessation of the Executive’s employment, Section 7.02 together with the terms of this Agreement that impose obligations upon the Executive that extend beyond the cessation of the Executive’s employment will survive and can be enforced by the Company in a court of competent jurisdiction.

7.03       Privacy

The Executive understands and consents to the fact that the Company and its subsidiaries or affiliates may collect, use, store or disclose personal information about the Executive or any of the Executive’s dependents or beneficiaries (“Employee Personal Information”) as required for those purposes necessary for, or beneficial to, the conduct of the employment relationship (including benefits administration). The Executive also understands that the Company may disclose the Employee Personal Information to a third party administrator for the purpose of administering the Executive’s employment relationship with the Company or to service providers (such as legal, finance and accounting, information technology and human resources advisors and/or similar consultants and advisors), law enforcement or government authorities, as necessary to comply with legal requirements or in the course of a legal action, and to legitimate recipients of communications under applicable laws, where required by law or necessary for the purpose of, or in connection with, any legal proceedings. By signing below, the Executive hereby consents to such disclosure.

7.04       Independent Advice

The Executive confirms that the Executive has had a reasonable opportunity to obtain independent advice about this Agreement and that the Executive is signing this Agreement freely and voluntarily with full understanding of its contents.

7.05       Governing Law

This Agreement will be governed by the laws of Israel.

7.06       Attornment

For the purpose of all legal proceedings, this Agreement will be deemed to have been performed in Israel and the courts of Israel will have the exclusive jurisdiction to entertain any action arising under this Agreement. The Executive and the Company each hereby attorns to the jurisdiction of the courts of Israel, provided that nothing in this Agreement will prevent the Company from proceeding at its election against the Executive in the courts of any other province or country.

7.07       Applicable Employment Standards Legislation

Nothing in this Agreement is intended to conflict with the applicable employment standards legislation. In the event the applicable employment standards legislation provides superior statutory entitlements that the terms provided for under this Agreement, the Company shall provide the Executive with the Executive’s statutory entitlements in substitution for the terms under this Agreement.

7.08       Entire Agreement

This Agreement, together with the documents referred to herein, constitutes the whole agreement of the parties with reference to the Executive’s employment with the Company, and it cancels and replaces all prior understandings and agreements between the Executive and the Company, including the prior consulting agreement dated November 1, 2016.

7.09       Pre-Contractual Representations

The Executive hereby waives any right to assert any claim based on any pre-contractual representations, negligent or otherwise, made by the Company or its representatives, including with respect to the term as of the Hire Date and the Effective Date.

7.10       Change in Terms and Conditions

The Executive agrees that the terms of this Agreement will govern the Executive’s employment with the Company, regardless of the length of the Executive’s employment or any changes to the Executive’s terms of employment, and regardless of whether any such change is material or otherwise.

7.11       Severability

If any provision in this Agreement is determined to be void or unenforceable in whole or in part, it will not be deemed to affect or impair the validity of any other provision of this Agreement herein and each such provision is deemed to be separate and distinct.

7.12       Notice

Any notice required or permitted to be given under this Agreement will be in writing and provided to:

(a)       in the case of the Company:

3rd Floor, Bellevue Centre

235-15th Street

West Vancouver, British Columbia

V7T 2X1

Attention: Dr. William V. Williams

Email: williams@briacell.com

(b)       in the case of the Executive:

Harimon 108

Lev Hasharon

4582500

Israel

Email: GLevin@briacell.com

provided that a party may from time to time notify the other in writing of a new address to which notices to it shall, after the date of that notice, be sent until further notice in writing be given. Any notice will be deemed to be effective (i) if personally delivered, on the date of receipt, (ii) if mailed, on the fifth business day (excluding Saturdays, Sundays and applicable statutory holidays) following the date of mailing. Despite the above, if a strike or lockout of postal employees is in effect, or generally known to be impending, notice will be effective only by personal delivery; or (iii) if emailed, or sent by other form of electronic transmission, prior to 5:00 p.m. (Toronto time) on a business day, then on such business day or, if sent on a day that is not a business day or after 5:00 p.m. (Toronto time) on a business day, then on the next business day.

7.13       Amendments and Waiver

No modification of or amendment to this Agreement shall be valid or binding unless set out in writing and duly signed by the Company and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

7.14       Assignment

This Agreement, and the rights granted and the obligations incurred hereunder are not assignable, whether in whole or in part, by the Executive without the prior written consent to such effect of the Company. The Company may assign this Agreement to any of its affiliates or subsidiaries or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. The Executive, by the Executive’s signature below, expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to the “the Company” herein shall include its successor.

7.15       Successors

This Agreement and all rights of the Executive hereunder shall enure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, heirs, executors, administrators and successors and shall enure to the benefit of and be binding upon the Company, its successors and assigns.

7.16       Taxes and Deductions

All payments under this Agreement shall be subject to applicable deductions and withholdings. The Executive will bear all governmental taxes and other payments which every employee is required to pay according to law.

7.17       Counterparts

This Agreement may be executed in counterparts, including via PDF, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.18       Copy of Agreement

The Executive acknowledges receipt of a copy of this Agreement duly signed by the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BRIACELL THERAPEUTICS CORP.

Per:	/s/ William V. Williams
Name:	Dr. William V. Williams
Title:	Chief Executive Officer
I have authority to bind the corporation

SIGNED in the presence of:
/s/ Gadi Levin
Witness Name:	GADI LEVIN

Appendix A

GENERAL APPROVAL REGARDING PAYMENTS BY COMPANYS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter: the “Law”), I certify that payments made by an Company commencing from the date of the publication of this approval publication for its employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund”) or to managers insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund”), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Company’s Payments”), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)	The Company’s Payments -

(a) To the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the Company pays for its employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary. In the event the Company has not paid an addition to the said 12%, its payments shall be only in lieu of 72% of the employee’s severance pay;

(b) To the Insurance Fund are not less than one of the following:

(i) 13 1/3% of the Exempt Salary, if the Company pays for its employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);

(ii) 11% of the Exempt Salary, if the Company paid, in addition, a payment to the Disability Insurance, and in such case the Company’s Payments shall only replace 72% of the Employee’s severance pay; In the event the Company has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary, the Company’s Payments shall replace 100% of the employee’s severance pay.

(2)	No later than three months from the commencement of the Company’s Payments, a written agreement is executed between the Company and the employee in which -

(i) The employee has agreed to the arrangement pursuant to this approval in a text specifying the Company’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(ii)The Company waives in advance any right, which it may have to a refund of monies from its payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 or 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard “Entitling Event” means death, disability or retirement at or after the age of 60.

(3)	This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

/s/ Gadi Levin
Company	Executive